Exhibit 1.01

Intuit Inc.
Conflict Minerals Report
For The Year Ended December 31, 2023

Conflict Minerals Rule
This Conflict Minerals Report (“CMR”) of Intuit Inc. (“Intuit,” “we,” or “our”) for the year ended December 31, 2023 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Conflict Mineral Rules”). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission registrants that manufacture or contract to manufacture products containing certain minerals which are necessary to the functionality or production of those products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“Conflict Minerals”). Rule 13p-1 focuses on Conflict Minerals originating from the Democratic Republic of Congo and nine adjoining countries (together, the “Covered Countries”). If, based on a Reasonable Country of Origin Inquiry (“RCOI”), a registrant has reason to believe that any of the necessary Conflict Minerals contained in its products may have originated in the Covered Countries and may not be from recycled or scrap sources, then the registrant must exercise due diligence on such Conflict Minerals’ source and chain of custody.
Company Overview
Intuit helps consumers and small businesses prosper by delivering financial management, compliance, and marketing products and services. We also provide specialized tax products to accounting professionals, who are key partners that help us serve small business customers. Our global financial technology platform, which includes TurboTax, Credit Karma, QuickBooks and Mailchimp, is designed to help consumers and small businesses manage their finances, get and retain customers, save money, pay off debt, and do their taxes with ease and confidence. For those customers who run small businesses, we are focused on helping them find and keep customers, get paid faster, pay their employees, manage and get access to capital, and ensure their books are done right. Lacerte, ProSeries, and ProConnect Tax Online are our leading tax preparation offerings for professional accountants. We refer to these brands herein as Intuit’s “Core Products” and they account for a majority of our total annual revenue. These offerings include software products distributed through downloading, cloud-based services and CDs. In addition to these core software offerings, Intuit also contracts to manufacture a bluetooth card reader that connects to smart phones and tablets and allows merchants to process credit card payments (“Intuit Payment Devices”).

Conflict Minerals Rule Applicability
Intuit has reviewed the products it manufactures or contracts to manufacture and has confirmed that none of its Core Products described above contain Conflict Minerals. For the 2023 reporting period, the Intuit Payment Devices are the only products that Intuit contracted to manufacture that contain Conflict Minerals that are necessary to their functionality or production. This CMR relates to the due diligence process undertaken for the Intuit Payment Devices.
Intuit contracts to manufacture the Intuit Payment Devices with one direct supplier (“Tier One Supplier”). Intuit does not directly purchase raw minerals, including Conflict Minerals, and is many steps removed from the mines, smelters and refiners that supply the Conflict Minerals contained in the Intuit Payment Devices.
Statements in this CMR are based on our due diligence activities performed in good faith for calendar year 2023. Factors that could affect the accuracy of the statements in this CMR include, but are not limited to, incomplete supplier or smelter data available through suppliers or smelters, on-going certification of smelters, continued guidance or amendments to the Conflict Minerals Rules and other factors.
Reasonable Country of Origin Inquiry
Intuit conducted an RCOI to determine whether any of the necessary Conflict Minerals in the Intuit Payment Devices originated in the Covered Countries, or were Conflict Minerals from recycled or scrap sources by surveying our supply base for the Intuit Payment Devices. Based on its RCOI, Intuit was unable to determine that such Conflict Minerals did not originate in the Covered Countries or came from recycled or scrap sources. Accordingly, we conducted due diligence on the source and chain of custody of such Conflict Minerals, as discussed below.
Due Diligence Program
Intuit’s due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, the “OECD Guidance”). Below is a summary of the design of our due diligence program as it relates to the five-step framework under the OECD Guidance.
Step 1: Establish Strong Company Management Systems
Intuit has established strong company management systems relating to conflict minerals. We have a dedicated working group comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation in 2013. The working group reports regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel, and also updates the Audit and Risk Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at https://www.intuit.com/company/supplier-programs/policies/conflict-mineral-policy/ to clearly communicate Intuit’s commitment to developing and maintaining a conflict-free mineral supply chain to its suppliers and the public.
In addition, in order to improve on the quality of information provided by its supply chain, Intuit has amended its agreements with its suppliers to strengthen the contractual requirements to source from certified conflict-free sources wherever possible. Intuit requires the inclusion of similar provisions in its agreements with new suppliers.
Finally, we maintain a company-level grievance mechanism, as described in our Code of Conduct & Ethics, that enables employees to report concerns, including any concerns regarding Intuit’s Conflict Minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our Conflict Minerals supply chain. The number for this hotline is 1-877-379-3939.
Step 2: Identify and Assess Risk in the Supply Chain
Intuit relies on the Tier One Supplier to provide information regarding the Conflict Minerals contained in the Intuit Payment Devices, and the Tier One Supplier is similarly reliant upon information provided by its suppliers. In this process, Intuit used the due diligence tools developed by the Responsible Minerals Initiative (“RMI”), including the RMI’s Conflict Minerals Reporting Template (“Template”), which is designed to identify the smelters that process the Conflict Minerals in a company’s supply chain.

Intuit reviewed the Templates provided by the Tier One Supplier for completeness, accuracy and consistency. Intuit compared the identified smelters against the RMI’s standard smelter list and the list of compliant smelters published by the Responsible Minerals Assurance Process (“RMAP”).
Step 3: Design and Implement a Strategy to Respond to Identified Risks
Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Supplier source the components in the Intuit Payment Devices from smelters certified under RMAP wherever possible. In this regard, where Template responses indicate that suppliers are not using sources that have been certified as conformant to an independent third-party audit program such as RMAP, we engaged with the Tier One Supplier to encourage them to establish an alternative source of Conflict Minerals. Intuit holds regular meetings with its Tier One Supplier to discuss and assess whether all of the suppliers in the supply chain are diligently working to get the Template completed in an accurate and timely manner. We also update our Audit and Risk Committee at least annually on our conflict minerals reporting.
Step 4: Support Independent Third-Party Audit of Supply Chain Due Diligence
Intuit does not have direct relationships with smelters and is many steps removed from the mines, smelters and refiners. We do not perform direct audits of these entities’ supply chains for Conflict Minerals. However, Intuit supports the development of, and smelters’ participation in, independent third-party audits of smelters’ sourcing practices, such as the RMAP.

Step 5: Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the responsible sourcing of minerals for its products. This CMR is available on Intuit’s website at https://www.intuit.com/company/supplier-programs/policies/conflict-mineral-policy/.
Results of Due Diligence
For the 2023 reporting period, we had reason to believe that the Conflict Minerals contained in the Intuit Payment Devices may have originated from the Covered Countries and may not have come from recycled or scrap sources. Intuit exercised due diligence as described above on the source and chain of custody of these necessary Conflict Minerals.
Intuit’s efforts to determine the mine or location of origin of the Conflict Minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from our suppliers using the Template. Based on responses we received from our Tier One Supplier, 125 smelters were identified as potentially being in Intuit’s supply chain.

The table below illustrates our results by providing, for each relevant metal, the number and percentage of identified smelters of Conflict Minerals that were RMAP-conformant during the 2023 reporting period.

Conflict Minerals	Total Smelters in Supply Chain	Total RMAP - Compliant Smelters	% of RMAP- Compliant Smelters
Gold	60	53	88
Tantalum	24	23	96
Tin	22	19	86
Tungsten	19	17	89
Grand total	125	112	90
For the 2023 reporting period, 90% of the smelters identified in our supply chain were RMAP-conformant.
Intuit cannot be certain that the list of 125 smelters is comprehensive and that there are no other smelters that contribute to the components in the Intuit Payment Devices. Consequently, we are unable to determine that the Conflict Minerals utilized in the Intuit Payment Devices did not originate in the Covered Countries or directly or indirectly benefit armed groups.

Although Intuit requested information from the Tier One Supplier at a product level, its response provided information at a company or division level, but not at a product level. Therefore, the information provided was not necessarily limited to smelters confirmed to be in Intuit’s supply chain. As a result, Intuit is unable to validate whether the facilities identified by the Tier One Supplier, which are listed in Annex A hereto, in fact contributed Conflict Minerals to Intuit Payment Devices.

Additional Mitigation Efforts
Intuit is committed to responsible sourcing and has been dedicated to ensuring that any Conflict Minerals contained in its products do not finance armed groups. Towards this end, Intuit has made notable progress in ensuring that Conflict Minerals are responsibly sourced from smelters that are conformant with RMAP.
Intuit has developed procedures consistent with the RBA recommendations for responsible sourcing of Conflict Minerals, as set forth in the OECD Guidance and has implemented the best practices that are relevant to its supply chain that have been developed by the RMI. Intuit will continue to monitor and implement relevant best practices recommendations from the RBA as well as Conflict Minerals trends that impact Intuit’s business.
Further, Intuit:
•while on-boarding our Tier One Supplier, included a provision in the supplier contract to ensure that it is committed to responsible sourcing of Conflict Minerals;
•conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;
•sets up webinars with its suppliers to address concerns and questions; and
•continues to work with suppliers to see that they have robust due diligence practices.
We also continue to work with our Tier One Supplier and the RBA to ensure that our Tier One Supplier continues to make all reasonable efforts to source from smelters that are compliant with the RMAP.
While we are pleased with our progress in developing a conflict-free supply chain of Conflict Minerals in our existing products, we may continue to introduce new products, including devices that may contain certain Conflict Minerals necessary to their functionality or production. To that extent, we will continue to take all reasonable efforts to source such Conflict Minerals from smelters that are compliant with the RMAP.

ANNEX A
2023 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Mineral	Smelter Name	Country
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Masan High-Tech Materials	VIETNAM
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA

Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	XIMEI RESOURCES (GUANGDONG) Limited	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Agosi AG	GERMANY
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN

Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA